Exhibit (14)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Nuveen AMT-Free Municipal Credit Income Fund

Nuveen Connecticut Quality Municipal Income Fund:

We consent to the use of our reports incorporated by reference herein and to the references to our firm under the headings “Experts” and “Financial Highlights” in the Joint Proxy Statement/Prospectus and “Experts” in the Statement of Additional Information.

/s/ KPMG LLP

Chicago, Illinois

July 17, 2019